UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

OCTAGON CREDIT INVESTORS, LLC

GRETCHEN LAM

LAUREN LAW

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

Octagon Credit Investors, LLC (“Octagon”), together with the other participants named herein, intends to file a preliminary proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission to be used to solicit votes AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the “Fund”), scheduled to be held on July 30, 2026.

On June 25, 2026, Octagon issued the following press release and open letter to shareholders of the Fund:

Octagon Opposes the Proposed Appointment of Rockford Tower Asset Management as

XFLT’s Sub-Adviser

Intends to File Preliminary Proxy Statement in Connection with XFLT’s Upcoming Special Meeting

Urges XFLT Shareholders to Disregard and Discard Any Proxy Materials They Receive From XFLT and Refrain From Voting Until Octagon’s Proxy Materials Are Available

New York, NY – June 25, 2026 – Octagon Credit Investors, LLC (“Octagon”), a leading credit-focused asset manager, today announced that it intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and has issued an open letter to shareholders of the Fund in connection with the upcoming special meeting of shareholders of XAI Floating Rate & Alternative Income Trust (formerly, XAI Octagon Floating Rate & Alternative Income Trust) (the “Fund” or “XFLT”), which is scheduled to be held on July 30, 2026 (the “Special Meeting”).

At the Special Meeting, XFLT is seeking shareholder approval of a new investment sub-advisory agreement pursuant to which Rockford Tower Asset Management, L.L.C. (“Rockford Tower”), a newly formed wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”), would replace Octagon as the Fund’s investment sub-adviser.

Octagon has served as XFLT’s investment sub-adviser since the Fund’s inception in 2017. Octagon believes that replacing the Fund’s long-standing sub-adviser with a newly formed manager that lacks an independent public fund track record is not in the best interests of shareholders. Accordingly, Octagon intends to file definitive proxy materials and solicit support from XFLT shareholders to vote AGAINST the proposed new sub-advisory agreement.

Octagon has mailed a letter to shareholders encouraging them to disregard and discard XFLT’s proxy materials and refrain from voting until they have had an opportunity to review Octagon’s forthcoming proxy materials, which will contain important information concerning the risks and uncertainty associated with the proposed appointment of a new sub-adviser.

The full text of Octagon’s letter is below:

Dear Fellow XFLT Shareholders,

XAI Floating Rate & Alternative Income Trust (the “Fund” or “XFLT”) is seeking shareholder approval of a new investment sub-advisory agreement pursuant to which Rockford Tower Asset Management, L.L.C. (“Rockford Tower”), a wholly owned subsidiary of King Street Capital Management, L.P., would replace Octagon Credit Investors, LLC (“Octagon,” “we” or “ours”) as the Fund’s investment sub-adviser.

Octagon is a leading institutional manager of below-investment grade corporate credit and an experienced manager of CLOs and other specialized credit asset classes. We have served as XFLT’s sub-adviser with distinction since the Fund’s inception in 2017. Rockford Tower, on the other hand, is a newly formed entity with no operating history, and its parent company has never managed a closed-end fund.

Over the coming days and weeks, you will receive materials from XFLT soliciting your support ahead of the Fund’s special meeting of shareholders to approve a new sub-advisory agreement among XFLT, XA Investments LLC and Rockford Tower, which is scheduled to be held on July 30, 2026 (the “Special Meeting”).

We urge you to disregard XFLT’s materials and refrain from voting until you have had an opportunity to review all of the relevant facts and consider the potential risks associated with replacing Octagon as the Fund’s longstanding sub-adviser. During Octagon’s tenure as sub-adviser, the Fund earned a five-star rating from Morningstar as recently as 2025 and was recently named a finalist for Creditflux’s Best Public Closed-End CLO Fund.

Octagon expects to distribute its own proxy materials, as well as additional letters and presentations, to XFLT shareholders in the near future. In those communications, we will explain in greater detail the reasons why we believe appointing Rockford Tower as the Fund’s sub-adviser is not in your best interests. Our concerns, however, can be summarized quite simply:

We believe XFLT’s Board of Trustees has made a monumental error of judgment.

In our view, there is no compelling justification for abandoning a proven and longstanding sub-adviser and replacing it with an entity affiliated with a firm that has never managed a closed-end fund and saw its longtime head of structured credit trading recruited to another firm earlier this year. We believe the substantial risks, uncertainty and potential disruption associated with this transition far outweigh any speculative economic benefits.

Nothing less than the future of your investment is at stake, and it is critical that you make an informed decision. We therefore urge you to disregard and discard any materials you receive from XFLT and to refrain from voting until you have reviewed Octagon’s forthcoming proxy materials. If you have already voted, you may change your vote at any time prior to the Special Meeting. Only your latest dated vote counts.

We look forward to engaging with you over the coming weeks.

Octagon Credit Investors

Advisors

Sidley Austin LLP is serving as legal counsel to Octagon. Spotlight Advisors LLC is providing strategic and financial advice to Octagon and Gagnier Communications is providing communications advice. Saratoga Proxy Consulting is serving as Octagon’s proxy solicitor.

About Octagon Credit Investors

Founded in 1994, Octagon Credit Investors is a $32 billion asset manager specializing in broadly syndicated loan, structured credit, multi-asset credit, and direct lending strategies. Octagon’s disciplined, time-tested investment process relies on fundamental credit analysis and active portfolio management to generate attractive risk-adjusted performance for its clients.

Octagon is majority-owned by Conning1, a leading global investment management firm with a long history of serving insurance companies and other institutional investors. Octagon and Conning are part of Generali Investments,2 a platform of asset management firms operating in more than 20 countries, offering distinctive strategies in public and private markets and expert insights to help investors achieve long-term performance. Generali Investments is the asset management arm of the Generali Group, one of the world’s largest insurance and asset management players.

For more information, please visit www.octagoncredit.com.

1.	Conning, Inc., Goodwin Capital Advisers, Inc., Conning Investment Products, Inc., a FINRA-registered broker-dealer, Conning Asset Management Limited, Conning Asia Pacific Limited, Octagon Credit Investors, LLC, Global Evolution Holding ApS and its subsidiaries, and Pearlmark Real Estate, L.L.C. and its subsidiaries are all direct or indirect subsidiaries of Conning Holdings Limited (collectively, “Conning”) which is one of the family of companies whose controlling shareholder is Generali Investments Holding S.p.A. (“Generali Investments”) a company headquartered in Italy.

2.	Generali Investments is part of the Generali Group, which was established in 1831 in Trieste as Assicurazioni Austro-Italiche. Conning, Generali Asset Management S.p.A. Società di gestione del risparmio, Generali Real Estate S.p.A. Società di gestione del risparmio, Infranity SAS, Sosteneo S.p.A. Società di gestione del risparmio, Sycomore Asset Management, Aperture Investors LLC (including Aperture Investors UK Ltd), Lumyna Investments Limited and Plenisfer Investments S.p.A. Società di gestione del risparmio are part of Generali Investments, as well as Generali Investments CEE. Please note that the countries refers to the countries where the different funds of the asset management companies that are part of Generali Investments are registered for distribution. Please note that not all funds are registered in all the countries and not all the asset management companies are licensed to operate in such countries.

Important Information

Octagon Credit Investors, LLC (“Octagon”), together with Gretchen Lam and Lauren Law (collectively, the “Participants”), intends to file a preliminary proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the “Fund”) scheduled to be held on July 30, 2026.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE FUND TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

As of the date hereof, Octagon directly beneficially owns 60,000 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”). As of the date hereof, Ms. Lam does not beneficially own any securities of the Fund. As of the date hereof, Ms. Law directly beneficially owns 4,000 Common Shares.

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contact

Riyaz Lalani / Dan Gagnier

Gagnier Communications
Octagon@gagnierfc.com

(646) 342 8087

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